Exhibit 10.46
HEALTH FITNESS CORPORATION
2009 Executive Bonus Plan
The Health Fitness Corporation Executive Bonus Plan for 2009 is designed to provide an annual performance incentive for executive officers based on the achievement of certain financial objectives. The financial objectives are set annually by the Board of Directors. Payments under the bonus plan that are based on the achievement of financial objectives include the following performance criteria: revenue and earnings before interest, taxes, depreciation and amortization (EBITDA).
Under this bonus plan, the Chief Executive Officer may receive a bonus of between 1.8% and 67.5% of base salary, the Chief Financial Officer, Chief Human Resources Officer, Chief Medical Officer and Chief Operations Officer each may receive a bonus of between 1.2% and 45.0% of base salary, and other executive officers may each receive a bonus of between 0.88% or 1.0% and 33.0% or 37.5% of base salary. Except for the bonus payable to the Senior Vice President-Business and Corporate Development, the level of bonus to be earned corresponds with the Company achieving between 80% and 120% of budgeted revenue objectives, which constitutes 60% of the total bonus, and between 80% and 120% of budgeted EBITDA objectives, which constitutes 40% of the total bonus, and no bonuses are earned if the Company achieves less than 80% of the planned revenue targets or less than 80% of the planned EBITDA targets. With respect to the bonus payable to the Senior Vice President-Business and Corporate Development, the level of bonus to be earned corresponds with the Company achieving between 80% and 120% of budgeted revenue objectives, which constitutes 50% of the total bonus, and between 95% and 120% of new client annualized sales revenue, which constitutes 50% of the total bonus. The total annual bonus payable to each executive officer is allocated as follows: 30% based upon targets for January through June 2009; 30% based upon targets for July through December 2009; and 40% based upon targets for the full year. The Compensation Committee and Board of Directors have the discretion to review the targets prior to July 1, 2009 and adjust the full year targets and the targets for July through December 2009. The Board of Directors continues to have the discretion to award discretionary bonuses.